Exhibit 10.37

DISTILLER’S GRAIN PURCHASE AGREEMENT

THIS DISTILLER’S GRAIN PURCHASE AGREEMENT (the “Agreement”), is entered into effective as of January 11, 2008 (the “Effective Date”), by Ottertail Ag. Enterprises LLC, a Minnesota Limited Liability Company whose address is 24096 170th Avenue, Fergus Falls Minnesota, 56537 (“Seller”) and Bilden Farms, LLC, a Minnesota Limited Liability Company whose address is 20898 County Highway 24, Erhard, MN 56534 (“Buyer”).

W I T N E S S E T H:

WHEREAS, Seller desires to sell and Buyer desires to purchase the Seller’s production of Wet Distiller’s Grains (“WDG”) and Modified Distiller’s Grain (“MDG”) (hereinafter WDG and MDG are referred to collectively as the “Products”) output of the Seller’s ethanol production plant which Seller has underdevelopment near Fergus Falls Minnesota, commencing on or about March 1, 2008 or such later or earlier date as production of the Products commences (the “Start Date”).

WHEREAS, Seller and Buyer wish to agree in writing on the terms and conditions of such sale and purchase of the Products and the price formula, payment, delivery and other terms thereof in consideration of the mutually promised performance of the other;

NOW, THEREFORE, in consideration of the promises and the mutual covenants and conditions herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by both parties, it is hereby agreed:

BUYER PERFORMANCE. Buyer agrees to peform its obligations hereunder in a timely and professional manner.

1.             PURCHASE AND SALE. Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, the Products at Seller’s plant located at 24096 170th Avenue, Fergus Falls Minnesota, 56537 (the “Plant”), subject to all terms and conditions set forth in this Agreement. Buyer is purchasing the Products for its own account and resale, and is not a sales representative or other agent of Seller. Buyer shall label all Product that is sold by Buyer.

2.             EXCLUSIVITY. Buyer shall have the first right and option to purchase (the “Option”) the Products, with no minimum production requirement on Seller and no minimum purchase requirement or obligation other than Buyer shall utilize its best efforts to purchase and resell the Products. Seller may sell the Products to other parties with the prior consent of Buyer.

Seller shall have the right at any time to sell, without the consent of Buyer, the Products to Jerry Enderson or Enderson Farms. Seller is not restricted in any manner by this Agreement from producting, processing or selling Dried Distiller’s Grains (“DDG”).

3.                                       TERM. The initial term of this Agreement shall be for a two (2) year period commencing as of the Start Date (the “Initial Term”). Upon expiration of the Initial Term, this Agreement shall automatically renew for up to two (2) consecutive terms of one (1) year each (each an “Extension Term”).   During any Extension Term, this Agreement may be terminated by either party, at its unqualified option, by providing the other party hereto not less than ninety (90) days written notice of its election to terminate this Agreement. This Agreement shall, in such event, terminate effective the ninetieth (90th) day after the date such notice of termination is given.  This Agreement may be terminated by Seller in the event Buyer does not purchase any Products for a rolling period of ninety (90) days. In no event shall this Agreement have a term exceeding four (4) years, absent the mutual written agreement of the parties.

4.                                 DELIVERY AND TITLE.

A.                            The place of delivery for all the Products sold pursuant to this Agreement shall be FOB Plant. Buyer and Buyer’s agents shall be given access to Seller’s Plant in a manner and at all times reasonably necessary and convenient for Buyer to take delivery as provided herein. Buyer shall schedule the loading and shipping of all outbound Products purchased hereunder which is shipped by truck and trailer. Buyer shall supply adequate trucks and trailers to timely accept loads of Product ordered. All labor and equipment necessary to load trailers shall be supplied by Seller without charge to Buyer. Title to the Products, and risk of loss of the Products, shall shift to Buyer upon loading. All freight charges shall be the responsibility of Buyer and shall be paid directly by Buyer.

B.                              Buyer shall give to Seller a schedule of quantities of the Products to be removed by truck and trailer by forty-eight (48) hours advance written or electronic notice to allow Seller to provide the required quantity of Product. Product availability may be limited by Seller at any time. A minimum purchase of five (5) tons per order of Product is required. Purchase orders shall be directed to Seller’s main office address or email address(es) provided by Seller to Buyer.

5.                                PRICE AND PAYMENT Buyer agrees to pay Seller as follows: for all WDG removed by Buyer from the Plant a price equal to _ per ton of Product; and for MDG removed by Buyer from the Plant a price equal to _ per ton of Product. The pricing set forth herein shall be adjusted by notice from Seller to Buyer from time to time on sixty (60) day intervals. Price changes shall be applicable to Product produced after the price change notice date.

Invoices for Product purchases will be invoiced daily on each date of individual loading of Product and are due and payable not later than the 10th day after each invoice date. An interest rate of 18% APR or 1.5% per month is applicable to all over due invoices. A financial statement and letter of credit or other security may be required to be provided by Buyer to Seller to secure payment of invoices. Seller shall not be obligated to make any deliveries of Product if Buyer is delinquent on invoices. In the event Product is ordered but is not accepted for delivery by Buyer, Buyer shall pay to Seller the purchase price for the ordered Product.

6.                                 QUANTITY AND WEIGHTS.

A.                            It is understood that the output of the Products shall be determined by Seller’s production schedule and that no warranty or representation has been made by Seller as to the exact quantities of Products to be sold pursuant to this Agreement.

B.                              The quantity of Products delivered to Buyer from Seller’s Plant shall be established by weight certificates obtained from Seller’s scale at the Plant which is certified as of the time of weighing and which complies with all applicable laws, rules and regulations or in the event that the scale at the Plant is inoperable then at other scales which are certified as of the time of weighing and which comply with all applicable laws, rules and regulations. The outbound weight certificates shall be determinative of the quantity of the Products for which Buyer is obligated to pay pursuant to Section 5.

7.                                 QUALITY.

A.                            Seller understands that Buyer intends to sell the Products purchased from Seller as a livestock feed ingredient. Seller agrees and warrants that the Products produced at its Plant at the time it is delivered to Buyer shall have a moisture content for the WDG of 70% or less and the moisture content for the MDG of 50% or less.

B.                              Buyer shall inspect any shipment of Product upon delivery to Buyer’s trucks and trailers, and either accept or then reject any shipment of Product at the time of loading. Shipments not then rejected shall be deemed acceptable to Buyer and not subject to return or disposal by Seller.

C.                              Seller will provide Buyer, free of charge, with labels and up-to-date nutrient/feed analysis of the Products. Buyer may reproduce the labels for distribution to its customers. Labels shall include: Seller as the manufacturer of the Products: all items required by Minn. Stat. 25.35; the dry matter/moisture content of the Product and the presence and quantity of any micro toxins, sulfur, phosphorous and antibiotics, if any, in the Product. Seller shall obtain and maintain a commercial feed license, and assume full responsibility for the tonnage inspection fee under Minn. Stat. 25.31 through 25.43.

8.                                 REPRESENTATIONS AND WARRANTIES

Other than as expressly set forth herein, Buyer accepts the Product in its condition upon delivery to Buyer, in an “as-is,” “where is,” “with all faults” condition, with no warranties or representations of any nature, express or implied, and any warranties and representations of any nature or type whatsoever are hereby expressly disclaimed by Seller and released by Buyer. Buyer waives any disclosures, warranties, or representations whatsoever concerning such matters, and Buyer relies upon its own inspection and knowledge concerning such matters. Buyer shall hold harmless and indemnify Seller from and against any and all claims, causes, damages, liability and related expenses arising out of or related to further sales of the Product.

9.                                EVENTS OF DEFAULT. The occurrence of any of the following shall be an event of default under this Agreement: (1) failure of either party to make payment to the other when due; (2) default by either party in the performance of the covenants and agreements set forth in this Agreement; (3) if either party shall become insolvent, or make a general assignment for the benefit of creditors or to an agent authorized to liquidate any substantial amount of its assets, or be adjudicated bankrupt, or file a petition in bankruptcy, or apply to a court for the appointment of a receiver for any of its assets or properties with or without consent, and such receiver shall not be discharged within sixty (60) days following appointment.

10.                          REMEDIES. Upon the happening of an Event of Default, the parties hereto shall have all remedies available under applicable law with respect to a Event of Default by the other parrty.  Without limiting the foregoing, the parties shall have the following remedies whether in addition to or as one the remedies otherwise available to them; (l) to declare all amounts owed immediately due and payable; and (2) immediately to terminate this Agreement effective upon receipt by the party in default of the notice of termination, provided, however, the parties shall be allowed 30 days from the date of receipt of notice of default for to cure any default, except for payment defaults which shall not be subject to cure or notice.

11.                          INDEMNIFICATION.

A.                            Seller shall indemnify, defend and hold Buyer and its officers, governors, employees and agents harmless, from any and all losses, liabilities, damages, expenses (including reasonable attorneys’ fees), costs, claims, demands, that Buyer or its officers, governors, employees or agents may suffer, sustain or become subject to, or as a result of (i) any misrepresentation or breach of warranty, covenant or agreement of Seller contained herein or (ii) the Seller’s negligence or willful misconduct.

B.                              Buyer shall indemnify, defend and hold Seller and its officers, governors, employees and agents harmless, from any and all losses, liabilities, damages, expenses (including reasonable attorneys’ fees), costs, claims, demands, that Seller or its officers, governors, employees or agents may suffer, sustain or become subject to, or as a result of (i) any misrepresentation or breach of warranty, covenant or agreement of Buyer contained herein or (ii) the Buyer’s negligence or willful misconduct.

C.                              Where personal injury, death or loss of or damage to property is the result of negligence on the part of both Seller and Buyer, each party’s duty of indemnification shall be in proportion to the percentage of that party’s negligence or faults.

D.                             Notwithstanding any other provision in this Agreement, or any remedy available at law or in equity to Buyer, in no event shall the liability of Seller to Buyer, its officers, governors, employees and agents exceed the cost of the Products purchased by Buyer in a year  year period.

12.                          RELATIONSHIP OF PARTIES. This Agreement creates no relationship other than that of buyer and seller between the parties hereto. Specifically, there is no agency, partnership, joint venture or other joint or mutual enterprise or undertaking created hereby. Nothing contained in this Agreement authorizes one party to act for or on behalf of the other and neither party is entitled to commissions from the other.

13.                          MISCELLANEOUS.

A.                            This writing is intended by the parties as a final expression of their agreement and a complete and exclusive statement of the terms thereof.

B.                              No course of prior dealings between the parties and no usage of trade, except where expressly incorporated by reference, shall be relevant or admissible to supplement, explain, or vary any of the terms of this Agreement.

C.                              No representations, understandings or agreements have been made or relied upon in the making of this Agreement other than as specifically set forth herein.

D.                             This Agreement can only be modified by a writing signed by all of the parties or their duly authorized agents.

E.                               This Agreement shall be construed and performed in accordance with the laws of the State of Minnesota.

F.                               This Agreement, and the respective rights, obligations and liabilities of the parties under this Agreement, are not assignable or delegable without the prior written consent of the other party, which consent will not unreasonably be withheld, delayed or conditioned.

G.                              Any notices required or given under this Agreement shall be mailed to the addresses of the parties set forth above, or such other address directed by a party in writing to the other, via certified mail, return receipt requested and shall be deemed received three (3) days after deposit in the mail.

IN WITNESS THEREOF, the parties have caused this Agreement to be executed the day and year first above written.

BILDEN FARMS, LLC

By	/s/ Ed Bilden
Title	President

OTTER TAIL AG ENTERPRISES, LLC

By	/s/ Kelly Longtin
Title CEO